EXHIBIT 99

Hardinge Inc.	Contact:
One Hardinge Drive	Edward Gaio
Elmira, N.Y. 14902	Vice President and CFO
(607) 378-4207

Hardinge Implements Additional Cost Reduction Initiatives

ELMIRA, N.Y. — May 1, 2009 — Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions, today announced that it is implementing additional actions to reduce the Company’s cost structure more in line with the current global demand levels for machine tools. The following actions have been initiated:

•                  Starting May 11th, the Company will begin a ten week furlough of approximately 80 employees in its Elmira, NY manufacturing machine division.  This represents roughly 20% of the Elmira based workforce. Hardinge has 1,300 employees throughout its worldwide operations. The Company believes that current customer demand can be satisfied from inventory on hand.  Other areas of the Elmira factory will continue to work a reduced workweek.

•                  Starting today, the Company reduced the pay of all US based salaried employees, including corporate officers, by an additional 5% resulting in a year to date salary decrease of 10%.

•                  The Company will also suspend future accrual of benefits under its US defined benefit pension plan (which was closed to new participants in 2004) as of June 15, 2009, as well as suspend Company contributions to the 401(K) program as of the same date.

“These are necessary actions that reflect a global economy in which it is very difficult to forecast order and sales activity,” said Richard L. Simons, President and Chief Executive Officer. “The current recessionary conditions continue to impact the businesses of our customers and, in turn, demand for our products. Orders for the high-end machines produced in our Elmira facility have been especially impacted by these market conditions.  The only appropriate course of action is to maintain a cost structure that is in line with our current order levels, enabling the Company to generate positive cash flow from operations.”

Hardinge is a global designer, manufacturer and distributor of machine tools, specializing in high-precision, computer controlled, metal-cutting machines.  The Company’s products are distributed to most of the industrialized markets around the world and in 2008 approximately 69% of sales were from outside of North America.  Hardinge has a very diverse international customer base and serves a wide variety of end-user markets.  Along with metalworking manufacturers which make parts for a variety of industries, our customers include a wide range of end users in the aerospace, agricultural, transportation, basic consumer goods, communications and electronics, construction, defense, energy, pharmaceutical and medical equipment, and recreation industries, among others.  The Company has manufacturing operations in the United States, Switzerland, Taiwan and China.  Hardinge’s common stock trades on NASDAQ Global Select Market under the symbol, “HDNG.”  For more information, please visit http://www.hardinge.com.

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This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. The company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.